Exhibit 34.2

KPMG LLP
Aon Center Suite 5500
200 E. Randolph Street Chicago, IL 60601-6436

Report of Independent Registered Public Accounting Firm

The Board of Directors
Wells Fargo Bank, National Association:

We have examined management’s assertion, included in the accompanying ASSESSMENT OF COMPLIANCE WITH THE APPLICABLE SERVICING CRITERIA, that the Corporate Trust Services division of Wells Fargo Bank, National Association (the ”Company”) complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB for asset-backed securities (“ABS”) transactions for which the Company was appointed to provide trustee (except Delaware trustee or owner trustee), paying agent services, and/or related services, and for which either (a) some or all of the issued securities for such ABS transactions were publicly offered pursuant to a registration statement delivered under the Securities Act of 1933, as amended, or (b) the issued securities for such ABS transactions were privately offered pursuant to an exemption from registration and the Company has an obligation under the transaction agreements to deliver an assessment of compliance with the applicable servicing criteria under Item 1122(d) of Regulation AB; provided however that, the platform excludes (i) any transactions for which the securities issued are mortgage-backed securities or mortgage-related asset-backed securities, and (ii) certain transactions for which the issuing entity has a fiscal year that ends on a date other than the end of the calendar year (the “ABS Platform”) as of and for the twelve months ended December 31, 2022. Appendix A to the ASSESSMENT OF COMPLIANCE WITH THE APPLICABLE SERVICING CRITERIA identifies the individual asset-backed transactions and securities defined by management as constituting the ABS Platform.

Management has determined that the servicing criteria set forth in Item 1122(d)(1)(ii), 1122(d)(1)(iv) and 1122(d)(2)(vi) are applicable to the servicing activities performed by the Company with respect to the ABS Platform as of and for the twelve months ended December 31, 2022 (the “Applicable Servicing Criteria”). The Company’s management has determined that all other servicing criteria set forth in Item 1122(d) are not applicable to the Company because the Company does not perform activities with respect to the ABS Platform relating to those servicing criteria. Management is responsible for the Company’s compliance with the Applicable Servicing Criteria. Our responsibility is to express an opinion on management’s assertion about the Company’s compliance with the Applicable Servicing Criteria based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with attestation standards established by the American Institute of Certified Public Accountants to obtain reasonable assurance and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the Applicable Servicing Criteria and performing such other procedures as we considered necessary in the circumstances. Our examination included testing selected asset-backed transactions and securities that comprise the ABS Platform, testing selected servicing activities related to the ABS Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the Applicable Servicing Criteria. Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the Applicable Servicing Criteria.

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with
KPMG International Limited, a private English company limited by guarantee.

We are required to be independent and to meet our other ethical responsibilities in accordance with relevant ethical requirements relating to the examination engagement.

In our opinion, management’s assertion that the Company complied with the aforementioned Applicable Servicing Criteria as of and for the twelve months ended December 31, 2022 is fairly stated, in all material respects.

We do not express an opinion or any form of assurance on the statements in Appendix B to the ASSESSMENT OF COMPLIANCE WITH THE APPLICABLE SERVICING CRITERIA.

/s/ KPMG LLP

Chicago, Illinois
February 17, 2023